Exhibit 99.1

FOR IMMEDIATE RELEASE:

Interval Leisure Group Reports Third Quarter 2008 Results

Third Quarter 2008 Highlights

•                  Consolidated revenue increased 4.9% year-over-year

•                  Net income was $12.5 million and EBITDA was $36.6 million

•                  Results impacted by $5.3 million of interest expense, approximately $2.5 million of incremental non-cash compensation expense and $1.2 million of incremental stand-alone and public company costs for the third quarter of 2008, all related to our spin-off from our former parent on August 20, 2008

•                  Greater than 10% revenue growth and more than 5% EBITDA growth for Interval business segment versus prior year, even with incremental stand-alone and public company costs

•                  Net cash provided by operating activities of $97.7 million and free cash flow of $88.1 million for the nine months ended September 30, 2008

•                  Recurring revenue, strong free cash flow and low capital intensive business model positions Interval Leisure Group well in current environment and over long term

•                  RQH tracking comparable properties in Hawaii market

•                  Completed spin-off from former parent on August 20, 2008

Miami, FL, November 5, 2008 – Interval Leisure Group (NASDAQ: IILG) (“ILG”) today announced that its revenue for the third quarter 2008 was $100.8 million, an increase of 4.9% over $96.0 million for the third quarter of 2007.  ILG’s net income for the third quarter of 2008, was $12.5 million or $0.22 per diluted share, compared to $16.5 million, or $0.29 per diluted share, for the third quarter of 2007. This reduction was due to spin-off related transactions and expenses, including the incurrence of $426.5 million of indebtedness in connection with ILG’s spin-off from IAC/InterActiveCorp, which caused a significant increase in interest expense of $5.3 million for the third quarter 2008. Because of the spin-off, we also incurred approximately $2.5 million of incremental non-cash compensation expense and $1.2 million of incremental stand-alone and public company costs.

Revenue for the first nine months of 2008 was $319.9 million, an increase of 19.2% over $268.3 million for the nine months ended September 30, 2007.  ILG’s net income for the nine months ended September 30, 2008 was $56.8 million, or $1.01 per diluted share, compared to $55.1 million, or $0.98 per diluted share, for the same period in 2007.

ILG achieved EBITDA (defined below) of $36.6 million in the third quarter 2008.  For the first nine months of 2008, EBITDA was $122.6 million.

After close of the NASDAQ market on August 20, 2008, the Company completed its spin-off from IAC/InterActiveCorp and became a newly independent public company.  As a result, ILG incurred incremental stand-alone and public company related costs of $1.2 million during the third quarter 2008.  Excluding these expenses, ILG’s EBITDA was $37.8 million in the third quarter 2008, representing an increase of 4.8% over the Company’s EBITDA of $36.0 million in the third quarter 2007.

“We had a solid first quarter as a newly independent public company, which is a testament to the strength of our services offering, customer base, people and business model,” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group.  “Our recurring revenue stream, strong balance sheet and value-added services position us well amid the current challenging macro economic environment and will enable us to achieve sustainable growth over the long term when the market rebounds.  As we have throughout our more than 30 years in business, we remain focused on managing our costs while taking a disciplined approach to growth initiatives worldwide.”

Interval Results

ILG’s principal business is Interval International (Interval), which offers vacation ownership membership services to the individual members of its exchange networks and related services to the developers of the resorts that participate in its programs worldwide.  Interval International was founded in 1976.

Interval’s revenue for the three months and nine months ended September 30, 2008, was $85.5 million and $271.0 million, respectively. The segment’s operating income for the third quarter and first nine months of 2008 was $22.8 million and $85.8 million, respectively.

Total active members at September 30, 2008 were 2,014,000 an increase of 3.3% over total active members of 1,949,000 at September 30, 2007.  Average revenue per member during the third quarter 2008 was $40.05, a 6.7% increase over average revenue per member of $37.52 during the third quarter 2007.

Interval achieved EBITDA of $34.0 million and $114.8 million in the third quarter and first nine months of 2008, respectively.  Excluding the incremental stand-alone and public company costs referenced above, Interval’s EBITDA for the third quarter 2008 was $35.2 million, an increase of 9.4% over EBITDA of $32.2 million in the third quarter 2007.

“Interval generated strong top- and bottom-line growth during the third quarter,” said Mr. Nash.  “Thus far in the fourth quarter, we are experiencing a softening of consumer demand, primarily in Getaway bookings.  We are seeing a tightening of receivables financing for resort developers, which is impacting their sales and marketing and development initiatives, which will most likely reduce the flow of new members to our exchange networks.  We are monitoring developments in the global shared ownership market and are taking appropriate cost containment actions so that we can capitalize on growth opportunities as they arise.”

ResortQuest Hawaii Results

ILG’s other business, ResortQuest Hawaii (RQH), provides vacation rental and property management services to vacationers and vacation property owners across Hawaii.  RQH, which was acquired by ILG in May 2007, traces its roots in lodging back nearly 60 years.  RQH was acquired on May 31, 2007, therefore the nine month period ended September 30, 2007 only includes results of operations for four months.

RQH’s revenue for the three months and nine months ended September 30, 2008, was $15.2 million and $48.9 million, respectively, including $8.2 million and $26.2 million of Pass-through Revenue (defined below).

Gross margin for the RQH segment was 31.0% for the third quarter and 29.3% for the nine months ended September 30, 2008 compared to 31.7% for the third quarter and 31.2% for the nine months ended September 30, 2007.  Excluding the Pass-through Revenue, gross margin was 66.9% and 63.3% for the three and nine month periods ended September 30, 2008, respectively, and 67.1% and 66.8% for the three and nine month periods ended September 30, 2007, respectively. The segment’s operating income for the third quarter and first nine months of 2008 was $1.1 million and $3.3 million, respectively.

RQH achieved EBITDA of $2.6 million in the third quarter of 2008, a decrease of 32.5% from EBITDA of $3.8 million in the prior year’s third quarter.  RQH’s EBITDA for the first nine months of 2008 was $7.8 million compared to EBITDA of $4.9 million for the same period in 2007 which only included four months of results from the acquisition date.

“RQH’s performance during the third quarter was impacted by continued contraction of consumer demand for travel to Hawaii, exacerbated by lower airline capacity and higher airfare prices to the region,” said Mr. Nash.  “We expect RQH’s performance to generally track the overall Hawaiian tourism market, which is forecast to continue to decline through 2009.”

Capital

As of September 30, 2008, ILG’s cash and cash equivalents totaled $129.9 million, compared to $67.1 million as of December 31, 2007.  The Company’s total debt outstanding was $426.7 million as of September 30, 2008, which was incurred in connection with the spin-off, compared to no debt as of December 31, 2007.

ILG’s capital expenditures totaled $9.6 million, or 3.0% of revenue, and net cash provided by operating activities was $97.7 million for the first nine months of 2008.  In the first nine months of 2008, ILG had free cash flow (defined below) of $88.1 million.

Presentation of Financial Information

Interval Leisure Group management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA and free cash flow, serves to enhance the understanding of ILG’s performance.  These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP.  In addition, EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in our credit agreement.  Management believes that consolidated and segment EBITDA as well as free cash flow are useful measures in evaluating financial performance and are commonly used by readers of financial information in assessing performance. More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

Conference Call

ILG will host a conference call today at 5:00 p.m. Eastern Standard Time to discuss its results for the third quarter and first nine months of 2008, with access via the Internet and telephone.  Investors and analysts may participate in the live conference call by dialing (877) 292-5984 (toll-free domestic) or (706) 679-5584 (international); password: Interval.  Please register at least 10 minutes before the conference call begins.  A live webcast of the conference call will be available on the Investor Relations section of ILG’s Web site at www.iilg.com.  A replay of the call will be available for 10 days via telephone starting approximately two hours after the call ends.  The replay can be accessed at (800) 642-1687 (toll-free domestic) or (706) 645-9291 (international); passcode: 67941983.  The webcast will be archived on ILG’s Web site for 90 days after the call.

About Interval Leisure Group

Interval Leisure Group (“ILG”) is a leading global provider of membership and leisure services to the vacation industry.  Its principal business, Interval, has offered its resort developer clients and consumer members high-quality programs and services for more than 30 years.  Its two million member families have access to a comprehensive package of year-round benefits, including the opportunity to trade the use of their shared ownership vacation time for comparable accommodations within the network’s more than 2,400 resorts in over 75 countries.  ILG’s other business segment is ResortQuest Hawaii, which provides vacation rental and property management services for more than 4,500 units throughout the Hawaiian islands.  ILG is headquartered in Miami, Florida, and operates through 28 offices in 17 countries.  More information about the Company is available at www.iilg.com.

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Investor Contact:	William L. Harvey
Chief Financial Officer
Interval Leisure Group
305-925-6030

Media Contact:	Christine Boesch
Corporate Communications
Interval Leisure Group
305-925-7267

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 21E of the  Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward looking statements included herein for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which we operate; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for developers and prospective purchasers of vacation interests; changes in our senior management; regulatory changes; our ability to compete effectively; the effects of our significant indebtedness and our compliance with the terms thereof; failure to comply with existing laws; the ability to offer new or alternative products and services in a cost-effective manner and customer acceptance of these products and services; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required be applicable laws, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Revenue	$100,755	$96,019	$319,876	$268,337
Cost of sales	32,201	30,266	102,522	71,718
Gross profit	68,554	65,753	217,354	196,619
Selling and marketing expense	12,303	11,580	38,078	34,655
General and administrative expense	23,509	19,021	63,643	52,086
Amortization expense of intangibles	6,476	7,851	19,430	20,461
Depreciation expense	2,429	2,247	7,056	6,100
Operating income	23,837	25,054	89,147	83,317
Other income (expense):
Interest income	3,658	2,416	10,793	7,694
Interest expense	(5,374)	(49)	(5,487)	(165)
Other income (expense)	1,375	233	835	(616)
Total other income, net	(341)	2,600	6,141	6,913
Earnings before income taxes and minority interest	23,496	27,654	95,288	90,230
Income tax provision	(10,975)	(11,103)	(38,460)	(35,108)
Minority interest in income of consolidated subsidiaries	(3)	(5)	(10)	(8)
Net income	$12,518	$16,546	$56,818	$55,114

Earnings per share:
Basic	$0.22	$0.29	$1.01	$0.98
Diluted	$0.22	$0.29	$1.01	$0.98
Weighted average number of common shares outstanding:
Basic	56,190	56,179	56,183	56,179
Diluted	56,551	56,179	56,303	56,179

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
ASSETS
Cash and cash equivalents	$129,921	$67,113
Deferred membership costs	14,428	13,688
Other current assets	66,690	66,762
Total current assets	211,039	147,563
Goodwill and intangible assets, net	685,610	703,203
Deferred membership costs	22,367	21,217
Other non-current assets	62,513	50,634
TOTAL ASSETS	$981,529	$922,617

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES:
Accounts payable, trade	$12,047	$10,981
Deferred revenue	102,319	97,898
Current portion of long-term debt	11,250	—
Other current liabilities	66,672	51,396
Total current liabilities	192,288	160,275
Long-term debt, net of current portion	415,481	—
Deferred revenue	141,258	139,044
Other long-term liabilities	87,370	109,931

SHAREHOLDERS’ EQUITY	145,132	513,367
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$981,529	$922,617

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$56,818	$55,114
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	19,430	20,461
Amortization of debt issuance costs	247	—
Depreciation expense	7,056	6,100
Accretion of original issue discount	231	—
Non-cash compensation expense	6,927	2,242
Deferred income taxes	504	(4,635)
Minority interest in income of consolidated subsidiaries	10	8
Changes in assets and liabilities	6,452	17,771
Net cash provided by operating activities	97,675	97,061
Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,000)	(109,411)
Transfers (to) from IAC	(68,635)	42,251
Capital expenditures	(9,596)	(6,878)
Other, net	(3,717)	(96)
Net cash used in investing activities	(82,948)	(74,134)
Cash flows from financing activities:
Proceeds from issuance of term loan facility	150,000	—
Payments of debt issue costs	(10,569)	—
Dividend payment to IAC in connection with spin-off	(89,431)	—
Other, net	26	258
Net cash provided by (used in) financing activities	50,026	258
Effect of exchange rate changes on cash and cash equivalents	(1,945)	1,643
Net increase in cash and cash equivalents	62,808	24,828
Cash and cash equivalents at beginning of period	67,113	37,557
Cash and cash equivalents at end of period	$129,921	$62,385

Operating Statistics

	Three Months Ended September 30,
	2008	% Change	2007

Interval
Total Active Members (000’s)	2,014	3.3%	1,949
Average Revenue per Member	$40.05	6.7%	$37.52

RQH
Available Room Nights (000’s)	401	(3.1)%	414
RevPAR	$114.23	(16.6)%	$137.00

	Nine Months Ended September 30,
	2008	% Change	2007

Interval
Total Active Members (000’s)	2,014	3.3%	1,949
Average Revenue per Member	$128.86	6.7%	$120.73

RQH
Available Room Nights (000’s)	1,198	NM	549
RevPAR	$123.92	(7.8)%	$134.46

Additional Data

	Three Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)

Interval
Transaction Revenue	$43,834	11.4%	$39,344
Membership Fee Revenue	33,879	8.7%	31,161
Ancillary Member Revenue	2,510	12.2%	2,238
Total Member Revenue	80,223	10.3%	72,743
Other Revenue	5,320	20.7%	4,411
Total Revenue	$85,543	10.9%	$77,154

RQH
Pass-through Revenue	$8,162	(18.0)%	$9,955
Management Fee Revenue	7,050	(20.9)%	8,910
Total Revenue	$15,212	(19.4)%	$18,865
RQH gross margin	31.0%	(2.1)%	31.7%
RQH gross margin without pass-through	66.9%	(0.3)%	67.1%

	Nine Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)

Interval
Transaction Revenue	$148,903	11.9%	$133,106
Membership Fee Revenue	100,434	9.6%	91,632
Ancillary Member Revenue	6,726	6.4%	6,324
Total Member Revenue	256,064	10.8%	231,063
Other Revenue	14,959	17.7%	12,707
Total Revenue	$271,023	11.2%	$243,770

RQH
Pass-through Revenue	$26,245	100.4%	$13,094
Management Fee Revenue	22,608	97.1%	11,473
Total Revenue	$48,853	98.9%	$24,567
RQH gross margin	29.3%	(6.0)%	31.2%
RQH gross margin without pass-through	63.3%	(5.2)%	66.8%

Reconciliation of Non-GAAP Measures

	Nine Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)

Net Cash Provided by Operating Activities	$97,675	0.6%	$97,061
Less: Capital Expenditures	(9,596)	39.5%	(6,878)
Free Cash Flow	$88,079	(2.3)%	$90,183

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)
Net Income	$12,518	$16,546	$56,818	$55,114
Non-cash compensation expense	3,834	885	6,927	2,242
Depreciation expense	2,429	2,247	7,056	6,100
Amortization expense of intangibles	6,476	7,851	19,430	20,461
Income tax provision	10,975	11,103	38,460	35,108
Minority interest in income of consolidated subsidiaries	3	5	10	8
Interest income	(3,658)	(2,416)	(10,793)	(7,694)
Interest expense	5,374	49	5,487	165
Other non operating (income) expense	(1,375)	(233)	(835)	616
EBITDA	$36,576	$36,037	$122,560	$112,120

Glossary of Terms

EBITDA – Net income, excluding, if applicable (1) non-cash compensation expense, (2) depreciation, (3) amortization and impairment of intangibles, (4) goodwill impairments, (5) income tax provision, (6) minority interest in income of consolidated subsidiaries, (7) interest income and interest expense and (8) other non-operating income and expense.  The Company’s presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Free Cash Flow – Cash provided by operating activities less capital expenditures.

Total Active Members – Active members of the Interval’s primary exchange network as of the end of the period.  Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue – Transactional and service fees paid for exchanges, getaways, and reservation servicing.

Average Revenue per Member – Membership fee revenue, transaction revenue and ancillary revenue, such as revenue related to insurance and travel related services provided to members for the applicable period, divided by the monthly weighted average number of active members during the applicable period.

Pass-through Revenue – Represents the compensation and other employee-related costs directly associated with RQH’s management of the properties that are included in both revenues and cost of sales and that are passed on to the property owners without mark-up. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

Available Room Nights – Number of nights available at RQH–managed vacation properties during the period.

Gross Lodging Revenue – Total room revenue collected from all RQH-managed occupied rooms during the period.

RevPAR – Gross Lodging Revenue divided by Available Room Nights during the period.